Rule 424(b)(3)
                                                              File No. 333-51494

                      Supplement dated June 13, 2005 to the

                    Reoffer Prospectus dated December 8, 2000

               Included in the Registration Statement on Form S-8

                              (File No. 333-51494)

                                       of

                          LEUCADIA NATIONAL CORPORATION



           The Selling Shareholders section of the Prospectus is amended and restated in its entirety as follows:

                              SELLING SHAREHOLDERS

           This Prospectus covers the offer and sale of 487,875 common shares which may be, or have been, acquired by the selling shareholders upon the exercise of options granted under the Leucadia National Corporation 1999 Stock Option Plan.

           This Prospectus relates to our common shares which may be, or have been, acquired by the selling shareholders named below under the Leucadia National Corporation 1999 Stock Option Plan, as amended through May 16, 2000. The following table and accompanying footnotes sets forth: (1) the name and relationship to Leucadia of each selling shareholder; (2) the number of our common shares each selling shareholder beneficially owned as of June 10, 2005 (including options that are currently exercisable or exercisable within 60 days of the date hereof); (3) the number of our common shares that each selling shareholder has acquired pursuant to our 1999 Stock Option Plan or may acquire upon the exercise of options granted to the selling shareholder under the 1999 Stock Option Plan through June 10, 2005; and (4) the number of our common shares and the percentage, if 1% or more, of our outstanding common shares to be beneficially owned by each selling shareholder after completion of this offering, assuming the sale of all shares offered hereby. The table includes all persons who are eligible to resell common shares hereunder and the amount of our common shares available to be resold after the exercise of options granted to each selling shareholder, whether or not the selling shareholder has a present intent to resell. There is no assurance that any of the selling shareholders will sell any or all of the common shares offered by them hereunder and Leucadia has no knowledge that any of the selling shareholders has any present intent to sell such common shares.


NY2:\1538622\04\WZ7$04!.DOC\76830.0146

           As of June 10, 2005, there were 107,685,578 of our common shares outstanding.

                                  Shares Beneficially
Selling Shareholders and              Owned as of          Shares Covered by this        Shares Beneficially Owned
Positions with Leucadia              June 10, 2005               Prospectus(a)             After this Offering (b)
-----------------------              -------------               -------------             -----------------------

Paul M. Dougan
Director                                 11,775(c)                 14,875                            150(*)

Lawrence D. Glaubinger
Director                                126,750(d)                 13,000                        117,000(*)

Alan J. Hirschfield
Director                                    375(e)                  2,500                              0

James E. Jordan
Director                                 60,750(d)                 19,000                         45,000(*)

Jeffrey C. Keil
Director                                    375(e)                  2,500                              0

Jesse Clyde Nichols, III
Director                                106,820(f)                 19,000                         91,070(*)

Joseph A. Orlando
Vice President and Chief
Financial Officer                        63,534(g)                120,000                          3,534(*)

Barbara L. Lowenthal
Vice President and
Comptroller                              21,000(e)                 63,000                              0

Thomas E. Mara
Executive Vice President and
Treasurer                                60,000(e)                135,000                              0

H.E. Scruggs
Vice President                           46,500(e)                 99,000                              0


-------------------------
*    Indicates common shares held are less than 1% of outstanding.

(a) Includes the number of common shares that each selling shareholder may acquire, or has acquired, pursuant to the plan pursuant to the exercise of options granted to the selling shareholder under the plan, whether or not they are currently exercisable, some or all of which may be sold from time to time pursuant to this prospectus.

(b)   Assumes that all common shares offered hereby are sold.

(c) Includes (i) 3,750 shares that may be acquired upon the exercise of currently exercisable stock options and (ii) 150 shares held by Mr. Dougan's wife as to which Mr. Dougan disclaims beneficial ownership.

(d) Includes 1,500 shares that may be acquired upon the exercise of currently exercisable stock options.

(e) Consists of shares that may be acquired upon the exercise of currently exercisable stock options.

(f) Includes (i) 3,750 shares that may be acquired upon the exercise of currently exercisable stock options, (ii) 12,000 shares held in a revocable trust for the benefit of Mr. Nichols, (iii) 7,277 shares owned directly by Mr. Nichol's wife, (iv) 2,421 shares beneficially owned by Mr. Nichol's wife through a a majority owned company, (v) 1,380 shares owned by Mr. Nichol's minor children and (vi) 480 shares held in trusts for the benefit of Mr. Nichol's minor children.

(g) Includes 7,500 shares that may be acquired upon the exercise of currently exercisable stock options.